Exhibit 10.57
Date December 4, 2007
Reference PB/em
Direct Dial +41 44 944 22 85
Telefax +41 44 944 22 55

Employment Agreement

between Mettler-Toledo International Inc., Greifensee Branch, Im Langacher, 8606 Greifensee, Switzerland, and Thomas Caratsch, born October 22, 1958, citizen of Switzerland.

The parties enter into an employment agreement on the terms and conditions set forth below:

Function	Head Laboratory Division, Member of the Group Management Committee (GMC) of the METTLER TOLEDO Group.

Employing Company/Position Location	Mettler-Toledo International Inc., Greifensee Branch, 8606 Greifensee, Switzerland. The principal place of work is Greifensee, Switzerland. Given the international presence of the company, employee’s duties will require regular business travel to the Group’s various locations.

If not otherwise stipulated in this agreement, the general rules of employment (“Allgemeine arbeitsvertragliche Bestimmungen (AVB)” of our Swiss operations) apply.

Remuneration	Base Salary of CHF 300’000.— gross per annum, effective January 1, 2008 payable in twelve equal monthly installments of CHF 25’000. — .

Participation in the Incentive Plan POBS Plus for Members of the Group Management of METTLER TOLEDO pursuant to the then-current plan and regulations. Under this plan employee is eligible to earn a Bonus based upon achievement of various financial and personal targets. For 100% target achievement, the bonus is currently CHF 135’000.— gross (45% of base salary). The scaling of the bonus system, and selection and weighting of targets, including personal targets, are at the sole discretion of the Compensation Committee of the Board of Directors.

Expenses	Expense Allowance according to then-current regulations of CHF 10’500.— per annum, payable in twelve monthly installments of CHF 875. — . No commuting or vehicle allowance will be paid.

Equity Incentive Plan	Participation in the METTLER TOLEDO Equity Incentive Plan as may be amended from time to time.

Personnel Insurance	Additional Accident Insurance and Disability Insurance (coverage of salary in case of illness and accident), at METTLER TOLEDO’s expense.

Participation in the Mettler-Toledo Fonds (pension plan for GMC members) as might be amended from time to time, at METTLER TOLEDO’s expense for the “Standard plan minus”. The insured salary in the Mettler-Toledo Fonds and other personnel insurances is 77.2727% of Target Salary, subject to limits applicable under Swiss law.

Vacation	30 working days per calendar year, including compensation for overtime (“Zeitregelung mit pauschaler Abgeltung”). Unused vacation days in a given year will not be carried forward.

Duration	This employment agreement starts on January 1, 2008 and is of unlimited duration.

Notice Period	The notice period is 12 months to the end of a month for both parties.

Non-Competition	While employee is employed by METTLER TOLEDO and for a period of twelve months after his termination, employee shall not directly or indirectly (a) engage in or be employed in any business anywhere in the world which competes with the businesses of METTLER TOLEDO, or (b) solicit for hire or hire any METTLER TOLEDO employee.

In particular, employee agrees (i) not to accept any employment in a business or company which develops, produces, markets or distributes products substantially similar to the products of METTLER TOLEDO or any of METTLER TOLEDO’s affiliated companies or to render services substantially similar to METTLER TOLEDO and any of METTLER TOLEDO’s affiliates, including any companies which METTLER TOLEDO, in the last 24 months prior to the termination of the employment, evaluated acquiring (hereinafter a “Competitor”), (ii) not to act as a consultant or representative or in any other form on behalf of a Competitor, (iii) not to have directly or indirectly, any financial or other interest in a Competitor, (iv) not to directly or indirectly establish a Competitor, (v) not to engage in any activity that competes with METTLER TOLEDO or any of METTLER TOLEDO’s affiliated companies.

Employee acknowledges that a violation of employee’s obligations not to compete as set forth in the preceding paragraphs might cause serious damage to METTLER TOLEDO. In the event employee violates his/her obligations not to compete, METTLER TOLEDO shall be entitled to seek judicial enforcement of such obligation. Furthermore, employee shall pay to METTLER TOLEDO liquidated damages in an amount equal to one annual salary, calculated based on the aggregate income that employee received during the last 12 months of employee’s employment with METTLER TOLEDO including the value of equity, or based on such shorter actual period of employment as may be applicable. Payment of the liquidated damages does nor relieve employee from the obligation not to compete. METTLER TOLEDO’s right to claim damages exceeding the amount of liquidated damages is expressly reserved.

Miscellaneous	Tax filings:

The parties acknowledge a separate agreement will be signed regarding tax equalization matters.

Previous Employment Agreements	With the effectiveness of this employment agreement, all previous employment agreements with METTLER TOLEDO shall be considered cancelled. The acquired period of service since October 1, 2007 is taken into consideration where applicable.

Applicable Law and Jurisdiction	This agreement shall be governed by Swiss law. All disputes concerning the terms and conditions of this agreement shall be brought before the ordinary courts in the Canton of Zurich, Switzerland.

Mettler-Toledo International Inc.		The Employee
Robert F. Spoerry	Peter Bürker	Thomas Caratsch